As filed with the Securities and Exchange Commission on April 22, 2014

Registration No. 333-104259

Registration No. 333-60560

Registration No. 333-12817

Registration No. 33-58714

Registration No. 33-16809

Registration No. 2-88096

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-104259

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-60560

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-12817

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-58714

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-16809

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 2-88096

UNDER

THE SECURITIES ACT OF 1933

MOTOROLA SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-1115800
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1303 East Algonquin Road

Schaumburg, Illinois 60196

(Address of Principal Executive Offices)(Zip Code)

Motorola Solutions 401(k) Plan

(formerly the Motorola 401(k) Profit Sharing Plan and

prior to that the Motorola Employees’ Savings and Profit Sharing Plan)

(Full Title of the Plan)

Gino A. Bonanotte

Chief Financial Officer

Motorola Solutions, Inc.

1303 East Algonquin Road

Schaumburg, Illinois 60196

847.576.5000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

REMOVAL OF SECURITIES FROM REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 filed by Motorola Solutions, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) (note that the share numbers listed below do not take into account corporate actions such as stock splits or spin-offs):

Registration Statement on Form S-8 (File No. 333-104259) filed with the SEC on April 2, 2003 registering 20,000,000 shares of the Common Stock of the Company with respect to the Motorola Solutions 401(k) Plan (formerly called the Motorola 401(k) Profit Sharing Plan and prior to that the Motorola Employees’ Savings and Profit Sharing Plan (“Plan”), including an indeterminate amount of Plan interests;

Registration Statement on Form S-8 (File No. 333-60560) filed with the SEC on May 9, 2001, registering 69,300,000 shares of Common Stock of the Company of which 15,000,000 shares of Common Stock of the Company were registered with respect to the Plan, including an indeterminate amount of Plan interests;

Registration Statement on Form S-8 (File No. 333-12817) filed with the SEC on September 27, 1996 registering 5,300,000 shares of the Common Stock of the Company with respect to the Plan, including an indeterminate amount of Plan interests;

Registration Statement on Form S-8 (File No. 33-58714) filed with the SEC on February 24, 1993 registering 1,000,000 shares of the Common Stock of the Company with respect to the Plan, including an indeterminate amount of Plan interests;

Registration Statement on Form S-8 (File No. 33-16809) filed with the SEC on August 28, 1987 registering 725,953 shares of the Common Stock of the Company with respect to the Plan, including $200,000,000 of Plan interests (representing the estimated aggregate employee contributions); and

Registration Statement on Form S-8 (File No. 2-88096) filed with the SEC on November 25, 1983 registering 150,000 shares of the Common Stock of the Company with respect to the Plan, including $200,000,000 of Plan interests (representing the estimated aggregate employee contributions).

The Plan as of December 31, 2013 terminated the option to invest in shares of Common Stock of the Company under the Plan and all shares have been liquidated. In accordance with an undertaking made by the Company in the above Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock registered with respect to the Plan and Plan interests not heretofore sold pursuant to the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and Plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the village of Schaumberg, State of Illinois, on this 22nd day of April, 2014.

MOTOROLA SOLUTIONS, INC.

By:	/s/ Gino A. Bonanotte
Gino A. Bonanotte
Executive Vice President and Chief Financial Officer

Pursuant to the requirement of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the village of Schaumburg, State of Illinois, on this 22nd day of April, 2014.

MOTOROLA SOLUTIONS 401(k) PLAN

By:	/s/ Mark J. Russert
Mark J. Russert

Authorized Member of the Motorola Solutions 401(k) Plan Committee of the

Motorola Solutions 401(k) Plan

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